Exhibit 10.2

EXECUTION VERSION

ABL CREDIT AGREEMENT

among

TTM TECHNOLOGIES, INC.

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BARCLAYS BANK PLC,

as Syndication Agent,

and

THE ROYAL BANK OF SCOTLAND PLC

and

HSBC SECURITIES (USA) INC.,

as Documentation Agents

Dated as of May 31, 2015

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

4.7	No Default	63
4.8	Ownership of Property; Liens	63
4.9	Intellectual Property	63
4.10	Taxes	63
4.11	Federal Regulations	64
4.12	Labor Matters	64
4.13	ERISA	64
4.14	Investment Company Act; Other Regulations	65
4.15	Subsidiaries; Capital Stock	65
4.16	Use of Proceeds	65
4.17	Environmental Matters	65
4.18	Accuracy of Information, etc.	66
4.19	Security Documents	66
4.20	Solvency	67
4.21	Senior Indebtedness	67
4.22	Regulation H	67
4.23	Certain Documents	67
4.24	Anti-Corruption Laws and Sanctions	67

SECTION 5.	CONDITIONS PRECEDENT	68
5.1	Conditions to Initial Extension of Credit	68
5.2	Conditions to Each Extension of Credit	73

SECTION 6.	AFFIRMATIVE COVENANTS	74
6.1	Financial Statements	74
6.2	Certificates; Borrowing Base; Other Information	75
6.3	Payment of Obligations	76
6.4	Maintenance of Existence; Compliance	76
6.5	Maintenance of Property; Insurance	77
6.6	Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations	77
6.7	Notices	78
6.8	Environmental Laws	78
6.9	[Reserved]	79
6.10	Additional Collateral, etc.	79
6.11	Designation of Subsidiaries	80
6.12	Deposit Account Control Agreements	81
6.13	Post-Closing Covenants	81

SECTION 7.	NEGATIVE COVENANTS	81
7.1	Consolidated Fixed Charge Coverage Ratio	81
7.2	Indebtedness	82
7.3	Liens	85
7.4	Fundamental Changes	87
7.5	Disposition of Property	88
7.6	Restricted Payments	90
7.7	Investments	91
7.8	Optional Payments and Modifications of Certain Debt Instruments	92
7.9	Transactions with Affiliates	93
7.10	Sales and Leasebacks	94
7.11	Swap Agreements	94
7.12	Changes in Fiscal Periods	94

2

7.13	Negative Pledge Clauses	94
7.14	Clauses Restricting Subsidiary Distributions	95
7.15	Lines of Business	95
7.16	Amendments to Acquisition Documents	95
7.17	Use of Proceeds	96

SECTION 8.	EVENTS OF DEFAULT	96

SECTION 9.	THE AGENTS	98
9.1	Appointment	98
9.2	Delegation of Duties	98
9.3	Exculpatory Provisions	99
9.4	Reliance by Administrative Agent	99
9.5	Notice of Default	99
9.6	Non-Reliance on Agents and Other Lenders	99
9.7	Indemnification	100
9.8	Agent in Its Individual Capacity	101
9.9	Successor Administrative Agent	101
9.10	Arrangers, Syndication Agent and Documentation Agents	101

SECTION 10.	MISCELLANEOUS	101
10.1	Amendments and Waivers	101
10.2	Notices	103
10.3	No Waiver; Cumulative Remedies	103
10.4	Survival of Representations and Warranties	104
10.5	Payment of Expenses and Taxes	104
10.6	Successors and Assigns; Participations and Assignments	105
10.7	Adjustments; Set-off	109
10.8	Counterparts	109
10.9	Severability	109
10.10	Integration	110
10.11	GOVERNING LAW	110
10.12	Submission To Jurisdiction; Waivers	110
10.13	Acknowledgements	110
10.14	Releases of Guarantees and Liens	111
10.15	Confidentiality	111
10.16	WAIVERS OF JURY TRIAL	113
10.17	USA Patriot Act	113
10.18	Intercreditor Agreement	113

3

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Specified Foreign Account Debtors
3.01	Existing Letters of Credit
4.13	Pension Plans
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(l)	Scheduled Dispositions
7.7(k)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[Reserved]
E	Form of Assignment and Assumption
F	[Reserved]
G	[Reserved]
H	Form of U.S. Tax Compliance Certificate
I-1	Form of Increased Facility Activation Notice—Incremental Revolving Commitments
I-2	Form of New Lender Supplement
J	Form of Borrowing Base Certificate
K	Form of Intercreditor Agreement
L	Form of Solvency Certificate

ABL CREDIT AGREEMENT (this “Agreement”), dated as of May 31, 2015, among TTM Technologies, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, and The Royal Bank of Scotland PLC and HSBC Securities (USA) Inc., as documentation agents.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2015 Convertible Notes”: the Borrower’s 3.25% convertible senior notes due 2015 issued pursuant to the 2015 Convertible Notes Indenture.

“2015 Convertible Notes Indenture”: the Indenture, dated as of May 14, 2008, between the Borrower, as issuer, and American Stock Transfer & Trust Company, as trustee.

“2019 Senior Secured Notes”: the 7.875% senior secured notes due 2019 issued by Viasystems, Inc. pursuant to the 2019 Senior Secured Notes Indenture.

“2019 Senior Secured Notes Indenture”: the Indenture, dated as of April 30, 2012, as supplemented by that certain First Supplemental Indenture dated as of May 2, 2012, as further supplemented by that certain Second Supplemental Indenture dated as of June 27, 2012, as further supplemented by that certain Third Supplemental Indenture dated as of April 9, 2014 and as further supplemented by that certain Fourth Supplemental Indenture dated as of April 15, 2014, by and among Viasystems, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “2019 Senior Secured Notes Trustee”).

“2019 Senior Secured Notes Trustee”: as defined in the definition of “2019 Senior Secured Notes Indenture”.

“2020 Convertible Notes”: the Borrower’s 1.75% convertible senior notes due 2020 issued pursuant to the 2020 Convertible Notes Indenture.

“2020 Convertible Notes Indenture”: the Indenture, dated as of December 20, 2013, between the Borrower, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Field Examination”: a field examination conducted by the Administrative Agent or its designee of the Accounts, Inventory and related working capital matters of the Target and its

Subsidiaries and of the related data processing and other systems of the Target and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Acceptable Inventory Appraisal”: an appraisal of the Inventory of the Target and its Subsidiaries from a firm (or firms) satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Account”: as defined in the Guarantee and Collateral Agreement.

“Account Debtor”: any Person obligated on an Account.

“Acquisition”: the acquisition by the Borrower, directly or indirectly, of 100% of the Capital Stock of the Target.

“Acquisition Agreement”: the Agreement and Plan of Merger, dated as of September 21, 2014, among the Target, Vector Acquisition Corp. and the Borrower.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof.

“Acquisition Signing Date”: September 21, 2014.

“Additional Permitted Amount”: as defined in the definition of Permitted Refinancing Indebtedness.

“Adjustment Date”: as defined in the Applicable Pricing Grid.

“Administrative Agent”: JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitment at such time and (b) thereafter, the amount of such Lender’ Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) with respect to ABR Loans, 0.75% per annum and (b) with respect to Eurodollar Loans, 1.75% per annum; provided, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margin with respect to Loans will be determined pursuant to the Applicable Pricing Grid based on average daily Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date.

“Applicable Pricing Grid”: the table set forth below:

Availability	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
> 66%	0.50%	1.50%
≤ 66% but > 33%	0.75%	1.75%
≤ 33%	1.00%	2.00%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the average daily Availability shall become effective on the first day of the calendar month (the “Adjustment Date”) that begins on or after the date on which the last Borrowing Base Certificate in respect of a period ending on (or immediately prior to) the last day of the most recently ended fiscal quarter (a “Quarter-End Certificate”) is delivered to the Lenders pursuant to Section 6.2(g) and shall remain in effect until the next change to be effected pursuant to this paragraph. If, as of any date that a Quarter-End Certificate is scheduled to be delivered pursuant to Section 6.2(g), any Borrowing Base Certificate required to be delivered on or prior to such date shall not have been delivered, then, until the first day of the calendar month that begins on or after the date on which all required Borrowing Base Certificates are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Administrative Agent or the Required Lenders, as applicable, notwithstanding any provision of Section 10.1 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Applicable Reference Period”: as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended March 30, 2015).

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Asia Facility”: the Facility Agreement, dated May 22, 2015, executed by TTM Technologies Enterprises (HK) Limited, as borrower, TTM Technologies (Asia Pacific) Limited, TTM Technologies China Limited, Oriental Printed Circuits Limited and OPC Manufacturing Limited, as

original guarantors, and The Hongkong and Shanghai Banking Corporation Limited, as arranger, original lender, facility agent, security trustee and issuing bank (as amended, modified or replaced from time to time in a manner not prohibited by this Agreement) (it being understood that Restricted Subsidiaries of TTM Technologies (Asia Pacific) Limited may be added as co-borrowers or guarantors of the Asia Facility).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Indebtedness”: in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Availability”: at any time, an amount equal to (a) the lesser of (i) the Total Commitments and (ii) the Borrowing Base minus (b) the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Percentage of all outstanding Revolving Loans).

“Available Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Average Utilization”: for any period, an amount, expressed as a percentage, equal to (a) the daily average Total Revolving Extensions of Credit for such period divided by (b) the daily average Total Commitments for such period.

“Banking Services”: each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transaction.

“Banking Services Obligations”: with respect to the Loan Parties, any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves”: all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: at any time, the sum of:

(a) 85% of the Loan Parties’ Eligible Accounts at such time, plus

(b) (i) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) (x) the Loan Parties’ Eligible Inventory valued at the lower of cost (determined, with respect to any Eligible Inventory, on a first-in-first-out basis or weighted average basis, as elected by the Borrower) or market less (y) any Inventory Reserves applicable thereto, minus

(c) Reserves;

provided that (i) in no event shall the aggregate amount of Eligible Foreign Accounts included in the Borrowing Base pursuant to clause (a) exceed the lesser of (x) $60,000,000 and (y) 85% of the Loan Parties’ Eligible Accounts that are Eligible Foreign Accounts, (ii) in determining the Net Orderly Liquidation Value percentage with respect to Inventory, the Administrative Agent may determine such percentage on a blended, product-line or other basis as it determines in its Permitted Discretion and (iii) the Eligible Accounts and Eligible Inventory of the Target and its Subsidiaries shall not be included in the Borrowing Base until an Acceptable Inventory Appraisal has been delivered to the Administrative Agent and an Acceptable Field Examination has been completed; provided that until the earlier of (x) the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the first date on which the Administrative Agent shall have received an Acceptable Inventory Appraisal and an Acceptable Field Examination shall have been completed, the Eligible Accounts and Eligible Inventory of the Target and its Subsidiaries shall be included in the Borrowing Base in the following manner: (A) with respect to the Target and its Subsidiaries, the advance rate set forth in clause (a) shall be 80% and (B) in lieu of including Eligible Inventory of the Target and its Subsidiaries in the Borrowing Base in accordance with clause (b) above, the Borrowing Base shall include 35% multiplied by the sum of (1) such Loan Parties’ Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis or weighted average basis) or market less (2) any applicable Inventory Reserves.

The Administrative Agent may, in its Permitted Discretion reduce the advance rates set forth above or (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the

Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g) of this Agreement.

“Borrowing Base Certificate”: a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit J or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Limit”: (a) at any time on or prior to the first anniversary of the Closing Date, the greater of (i) the Borrowing Base and (ii) the lesser of (x) the sum of the Borrowing Base plus $25,000,000 and (y) $150,000,000 and (b) at any time after the first anniversary of the Closing date, the Borrowing Base.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Loans having an interest rate determined by reference to the Eurodollar Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Dollars”: the lawful currency of Canada.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b)

certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CFC”: (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such Person.

“CFC Holding Company”: each Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of one or more (a) CFCs or (b) Persons described in this definition.

“Change of Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock of the Borrower representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Borrower; (b) persons who were (i) directors of the Borrower on the Closing Date, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors who were directors of the Borrower on the Closing Date or were nominated as provided in clause (ii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is May 31, 2015.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement”: any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any

Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collection Account”: individually and collectively, each “Collection Account” referred to in the Guarantee and Collateral Agreement.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans, Letters of Credit and Protective Advances in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $150,000,000.

“Commitment Fee Adjustment Date”: as defined in the Commitment Fee Pricing Grid.

“Commitment Fee Rate”: 0.375% per annum; provided, that on and after the first Commitment Fee Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Commitment Fee Pricing Grid based on Average Utilization for the most recently ended fiscal quarter immediately preceding such Commitment Fee Adjustment Date.

“Commitment Fee Pricing Grid”: the table set forth below:

Average Utilization	Commitment Fee Rate
≥ 50%	0.25%
< 50%	0.375%

For the purposes of the Commitment Fee Pricing Grid, changes in the Commitment Fee Rate resulting from changes in the Average Utilization shall become effective on the first day of the calendar month (the “Commitment Fee Adjustment Date”) that begins on or after the date on which a Quarter-End Certificate is delivered to the Lenders pursuant to Section 6.2(g) and shall remain in effect until the next change to be effected pursuant to this paragraph. If, as of any date that a Quarter-End Certificate is scheduled to be delivered pursuant to Section 6.2(g), any Borrowing Base Certificate required to be delivered on or prior to such date shall not have been delivered, then, until the first day of the calendar month that begins on or after the date on which all required Borrowing Base Certificates are delivered, the highest rate set forth in the Commitment Fee Pricing Grid shall apply. In addition, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Administrative Agent or the Required Lenders, as applicable, notwithstanding any provision of Section 10.1 requiring the consent of “each Lender directly affected thereby” for reductions in fees), declare that the highest rate set forth in the Commitment Fee Pricing Grid shall apply.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect”: (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or

(b) an effect that prevents or materially impairs the ability of the Company to perform its obligations under the Acquisition Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, the Company Shares (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii)—(viii) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) general printed circuit board manufacturing industry, economic, market or political conditions, or the financing, banking, currency or capital markets generally, including with respect to interest rates or currency exchange rates; (iii) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events; (iv) changes in applicable Law, GAAP or other applicable accounting standards (or the interpretation or enforcement thereof) following the date of the Acquisition Agreement; (v) the negotiation, execution, announcement, pendency or performance of the Acquisition Agreement or the Transactions or the consummation of the Transactions (provided that this clause (v) shall not preclude any breach of the representations and warranties made in Section 4.06 of the Acquisition Agreement from being taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) (A) any loss of or adverse impact on relationships with employees, customers, suppliers or distributors, (B) any delays in or cancellations of orders for the products or services of such Person and (C) any reduction in revenues, in each case to the extent resulting primarily from or arising primarily out of the announcement or pendency of the Merger; (vii) any failure to meet revenue or earnings projections, in and of itself, for any period ending on or after the date of the Acquisition Agreement (provided that this clause (vii) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet revenues or earnings projections from being taken into account in determining whether a Company Material Adverse Effect has occurred); or (viii) any specific action taken (or omitted to be taken) by the Company (A) at or with the express written direction or written consent of Parent or (B) that is otherwise expressly contemplated by, or permitted to be taken by the Company in accordance with the terms of, the Acquisition Agreement (provided that, in each case of subclause (A) of this clause (viii), the Lead Arrangers have consented to the taking (or omission of taking) of such specific action (which consent shall not be unreasonably withheld, conditioned or delayed)); provided, however, in the case of clauses (ii), (iii) and (iv), except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other participants in the industries in which the Company and its Subsidiaries participate. Defined terms used in this paragraph (other than the term “Acquisition Agreement”) shall have the meanings set forth in the Acquisition Agreement as of the Acquisition Signing Date.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated April 2015 and furnished to certain Lenders.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Taxes”: for any period, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of all income and similar Taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and the Term Loans), (c) depreciation and amortization expense, (d) non-cash charges, losses, expenses, accruals and provisions, including stock-based compensation and sale of assets not in the ordinary course of business (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period), (e) amortization of intangibles (including, but not limited to, impairment of goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses, (g) any fees and expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Indebtedness or Capital Stock, or amendment or modification of any debt instrument, in each case permitted under this Agreement, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the Closing Date and (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case paid in cash during such period (collectively, “Advisory Fees”), (h) any fees and expenses incurred in connection with the Transactions, including Advisory Fees and (solely for purposes of this clause (h)) cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management, (i) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions, divestitures, insourcing initiatives, cost savings initiatives, plant consolidations, openings and closings, product rationalization and other similar initiatives after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (i) actions in respect of such cost-savings, operating expense reductions, operating improvements and synergies have been, or will be, taken within 12 months of the applicable Initiative, (ii) no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than four full fiscal quarters after the applicable Initiative, (iv) the Borrower must deliver to the Administrative Agent (A) a certificate of a Responsible Officer setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (B) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and synergies and (v) with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (i) shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (i)) and (j) non-recurring cash expenses recognized for restructuring costs, integration costs and business optimization expenses in connection with any Initiative, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income (other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period) and (b) any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio or Consolidated Secured Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Notwithstanding the foregoing, but subject to the immediately preceding sentence and any adjustments made pursuant to a calculation made on a “Pro Forma Basis”, Consolidated EBITDA shall be deemed to be (w) $81,775,000 for the fiscal quarter ended June 30, 2014, (x) $93,174,000 for the fiscal quarter ended September 29, 2014, (y) $113,105,000 for the fiscal quarter ended December 29, 2014 and (z) $89,603,000 for the fiscal quarter ended March 30, 2015.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures) less expenses for taxes paid in cash during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled principal payments made during such period on account of principal of Indebtedness of the Borrower or any Restricted Subsidiary, (c) Restricted Payments made in cash during such period pursuant to Section 7.6(g) or (h), (d) Capital Lease Obligation payments and (e) cash contributions to any Plan, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis and, to the extent applicable, in accordance with GAAP.

“Consolidated Interest Expense”: for any period, total cash interest expense (including imputed interest expense attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Total Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary and (d) any income (or loss) for such period attributable to the early extinguishment of Indebtedness or Swap Obligations.

“Consolidated Secured Debt”: at any date, Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets”: at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which a balance sheet is available, determined in accordance with GAAP (and, in the case of any determination related to the incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt”: at any date (without duplication), all Capital Lease Obligations, purchase money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes”: collectively, the 2015 Convertible Notes and the 2020 Convertible Notes.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender and, for the purposes of Section 10.13 only, any other Agent and the Arrangers.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Swingline Loans or Protective Advances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any Issuing Lender or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement”: individually and collectively, each “Deposit Account Control Agreement” referred to in the Guarantee and Collateral Agreement.

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Dilution Factors”: without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties as determined by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower).

“Dilution Ratio”: at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months (or such shorter period as determined by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower)) divided by (b) total gross sales for the twelve (12) most recently ended fiscal months (or the applicable shorter period determined by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower)).

“Dilution Reserve”: at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c) is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock)

or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Revolving Termination Date (or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders”: (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Borrower prior to the Closing Date and (b) competitors of the Borrower and its Restricted Subsidiaries that are specified in writing to the Administrative Agent by the Borrower from time to time that are reasonably acceptable to the Administrative Agent.

“Documents”: as defined in the Guarantee and Collateral Agreement.

“Documentation Agents”: the Documentation Agents identified on the cover page of this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Accounts”: at any time, the Accounts of the Loan Parties which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien in favor of the Term Loan Administrative Agent which does not have priority over the Lien in favor of the Administrative Agent, (iii) a Lien in favor of the administrative agent or trustee in respect of any Permitted Additional Junior Lien Indebtedness which does not have priority over the Lien in favor of the Administrative Agent and (iv) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 120 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 120 days from the date of the original invoice therefor or more than 60 days from the original due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 20% of the aggregate Eligible Accounts;

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent (utilizing its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower)) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by a Loan Party or if such Account was invoiced more than once or (ii) for which the goods giving rise to such Account have been shipped to the Account Debtor by FOB shipment and such goods have not yet been received by the Account Debtor;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed in any currency other than Dollars or Canadian Dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s) with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) which is a Foreign Account (other than an Eligible Foreign Account); or

(x) which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) may not be paid by reason of the Account Debtor’s inability to pay.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion, following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower, with any such changes to be effective four days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion.

“Eligible Assignee”: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) the Borrower, any Subsidiary or any other Affiliate of the Borrower; provided that solely for purposes of an assignment pursuant to Section 10.6(b), “Eligible Assignee” shall not include any Person that is a Disqualified Lender at the time of such assignment.

“Eligible Foreign Account”: a Foreign Account that is owed by an Account Debtor listed on Schedule 1.1C, as such Schedule may be updated from time to time in the Administrative Agent’s Permitted Discretion after written request by the Borrower.

“Eligible Inventory”: at any time, the Inventory of the Loan Parties which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien in favor of the Term Loan Administrative Agent which does not have priority over the Lien in favor of the Administrative Agent, (iii) a Lien in favor of the administrative agent or trustee in respect of any Permitted Additional Junior Lien Indebtedness which does not have priority over the Lien in favor of the Administrative Agent and (iv) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not raw materials or finished goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers (it being understood that any such Inventory that is in transit from any Loan Party to another Loan Party or from any Loan Party to a warehouse owned or leased by such Loan Party or another Loan Party shall not be excluded pursuant to this clause (g) solely because such Inventory is in transit; provided that in the case of any such Inventory in transit to a warehouse leased by a Loan Party, the Administrative Agent has received a Collateral Access Agreement in respect thereof that continues to be in effect or an appropriate Reserve has been taken in respect thereof);

(h) which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower);

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower);

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by the applicable Loan Party as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of the Loan Parties (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(p) for which reclamation rights have been asserted by the seller;

(q) which has been acquired from a Sanctioned Person; or

(r) which the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) determines is unacceptable.

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion, after consultation (to the extent practicable) with the Borrower, with any such changes to be effective four days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member could be liable under the Code or ERISA.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Group Member or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided, further, that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurodollar Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement); provided further that all of the foregoing shall be subject to Section 2.16(a).

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation”: with respect to any Loan Party (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or

Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Indebtedness Refinancing”: as defined in Section 5.1(c).

“Existing Letters of Credit”: the letters of credit existing on the Closing Date and identified on Schedule 3.01.

“Existing Target Credit Facility”: the Loan and Security Agreement, dated as of February 16, 2010, among Viasystems Technologies Corp., L.L.C., Viasystems Corporation, the other borrowers party thereto, the lenders and agents party thereto, Wells Fargo Capital Finance, LLC, as agent, and the other parties party thereto, as amended.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMCB from three federal funds brokers of recognized standing reasonably selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”: (a) the first Business Day of each January, April, July and October and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Account”: an Account that is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered;

or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Full Cash Dominion Period”: (a) each period when a Specified Event of Default shall have occurred and be continuing and (b) at any time after the first anniversary of the Closing Date, each period beginning on the fifth consecutive Business Day on which Availability is less than the greater of (i) 12.5% of the Total Commitments and (ii) $18,750,000; provided that any such Full Cash Dominion Period commencing pursuant to this clause (b) shall end when and if Availability shall have been not less than such specified level for 30 consecutive days.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the ABL Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Immaterial Subsidiary”: each of TTM Escrow Corp. and Wirekraft Industries, LLC; provided that if, at any time, any such Subsidiary shall have revenues, assets or operations, such Subsidiary shall cease to be an Immaterial Subsidiary.

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit I-1 or in such other form as is reasonably acceptable to the Administrative Agent.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Commitments”: as defined in Section 2.24(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and not overdue more than 90 days, (ii) deferred compensation payable to directors, officers or employees of any Group Member and (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements; provided that upon the occurrence of the Satisfaction and Discharge and at all times thereafter, any obligations of such Person with respect to the 2019 Senior Secured Notes shall be deemed not to constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all registrations and applications therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the ABL/Term Loan Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Term Loan Administrative Agent, substantially in the form of Exhibit K.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the first day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interpolated Rate”: at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available in Dollars that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period for which that Screen Rate is available for Dollars that is longer than the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period.

“Inventory”: as defined in the Guarantee and Collateral Agreement.

“Inventory Reserves”: reserves against Inventory equal to the sum of the following, each as determined by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower):

(a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Borrower’s perpetual accounting system, and physical counts of the Inventory which will be based on the applicable Loan Party’s historical practice and experience;

(b) a reserve for Inventory which is designated to be returned to vendor or which is recognized as not to customer specifications by the applicable Loan Party;

(c) a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory; and

(d) a lower of the cost or market reserve for any differences between the Loan Parties’ actual cost to produce versus its selling price to third parties, determined on a product line basis.

“Investments”: as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of JPMCB and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Junior Indebtedness”: (a) the Convertible Notes, (b) any Subordinated Indebtedness, (c) any Indebtedness of any Group Member that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations (including, for the avoidance of doubt, the Term Loans and any Permitted Refinancing Indebtedness in respect of the foregoing) and (d) any Material Unsecured Indebtedness of any Group Member.

“L/C Commitment”: $75,000,000, as such amount may be reduced from time to time by the mutual agreement of the Administrative Agent and the Borrower.

“L/C Disbursement”: a payment made by an Issuing Lender pursuant to a Letter of Credit, including in respect of a time draft presented thereunder.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Subsidiary Guarantors.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Group Members in excess of $35,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of $35,000,000.

“Material Indebtedness”: Indebtedness (other than the Loans) or Swap Obligations of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $50,000,000 or more; provided that any Indebtedness outstanding under the Asia Facility shall be deemed to be Material Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and/or any applicable Restricted Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Unsecured Indebtedness”: any Indebtedness in an aggregate principal amount of $25,000,000 or more that is not secured by a Lien on any property of any Group Member.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B and any real property that becomes subject to a Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust and/or deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded), including any Mortgages executed and delivered pursuant to Sections 5.1(k), 6.10(b) and 6.13.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Orderly Liquidation Value”: with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Lender”: as defined in Section 2.24(b).

“New Lender Supplement”: as defined in Section 2.24(b).

“Non-U.S. Lender”: (a) if the Borrower is a U.S. Person, a Lender, with respect to the Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to the Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: collectively, (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and Reimbursement Obligations, all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, (b) all Banking Services Obligations and (c) all Secured Swap Obligations.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Permitted Acquisition”: the purchase or other acquisition by the Borrower or any Restricted Subsidiary of all or a majority of the Capital Stock of, or all or substantially all of the property of, any Person, or of any business or division of any Person; provided that with respect to each purchase or other acquisition (i) after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance with Section 7.15 and (ii) any such newly created or acquired Subsidiary shall, to the extent required by Section 6.10, comply with the requirements of Section 6.10.

“Permitted Additional Junior Lien Indebtedness”: Indebtedness of any Loan Party (a) that is (and any Guarantees thereof by any Loan Party are) secured by a Lien on the Collateral that, with respect to the ABL Priority Collateral, is junior to the Lien on the Collateral securing the Obligations on terms reasonably satisfactory to the Administrative Agent and is not secured by any other property or assets of the Borrower or any of its Restricted Subsidiaries, (b) that does not mature earlier than the date that is 91 days after the Revolving Termination Date, (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Revolving Termination Date, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Revolving Termination Date or (ii) added to the Loan Documents for the benefit of the Lenders) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Additional Junior Lien Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Revolving Termination Date); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) that is not guaranteed by any Person other than by the Borrower and/or Restricted Subsidiaries that are Loan Parties.

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances”: Liens permitted pursuant to Section 7.3(a), (b), (c), (d), (e) or (n); provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than with respect to Section 7.3(n)).

“Permitted Liens”: Liens permitted pursuant to Section 7.3.

“Permitted Refinancing Indebtedness ”: with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing Indebtedness, (ii) the final maturity and weighted average life to maturity of such Indebtedness shall not be shortened as a result of such modification, refinancing, refunding, replacement, renewal or extension, (iii) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness incurred pursuant Section 7.2(b), the other material terms and conditions of such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), shall not be materially more restrictive as determined by the Borrower in good faith, (iv) (x) in the case of any Original Indebtedness consisting of a revolving credit facility, the committed amount (in the case of a revolving credit facility) or principal of such Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness and (y) otherwise, the principal amount (or accreted value or committed amount, if applicable) thereof does not exceed the principal amount (or accreted value or committed amount, if applicable) of the Original Indebtedness, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (v) for the avoidance of doubt, the Original Indebtedness is paid down (or commitments in respect thereof are reduced) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted Amount), (vi) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vii) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent. Notwithstanding anything to the contrary set forth in clauses (i) or (vi) of the immediately preceding proviso, any Indebtedness that modifies, refinances, replaces, renews or extends the Convertible Notes may be guaranteed by any or all of the Loan Parties and may still constitute Permitted Refinancing Indebtedness.

“Permitted Unsecured Indebtedness”: Indebtedness of any Loan Party (a) that is not (and any Guarantees thereof by any Loan Party are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the Revolving Termination Date, (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Revolving Termination Date, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants and that applicable negative covenants shall be incurrence-based to the extent customary for similar Indebtedness) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Unsecured Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Revolving Termination Date); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by the Borrower and/or Restricted Subsidiaries that are Loan Parties.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

“Pro Forma Basis”: with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Material Acquisition, (d) any Material Disposition, and (e) any assumption, incurrence, repayment or other Disposition of Indebtedness (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Borrower and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Material Acquisition or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) clause (i) of the definition of “Consolidated EBITDA”); provided that with respect to any assumption, incurrence, repayment or other Disposition of Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate. For the avoidance of doubt, in calculating Fixed Charges, (x) the Fixed Charges attributable to any Indebtedness assumed or incurred in connection with a Material Acquisition consummated during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be included and (y) the Fixed Charges attributable to any Indebtedness repaid or otherwise Disposed of pursuant to a Material Disposition consummated during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be excluded.

“Pro Forma Financial Statements”: as defined in Section 4.1(a).

“Pro Forma Period”: with respect to any Restricted Payment, Investment or prepayment of Indebtedness (any of the foregoing, a “Specified Event”), the period (a) commencing 90 days prior to the date such Specified Event is proposed by the Borrower to occur and (b) ending on the date such Specified Event is proposed by the Borrower to occur.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Protective Advance Exposure”: at any time, the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Protective Advance Exposure at such time.

“Protective Advances”: as defined in Section 2.3.

“Public-Sider”: a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Purchasing Borrower Party”: any of the Borrower or any Restricted Subsidiary.

“Qualified Capital Stock”: Capital Stock of the Borrower other than Disqualified Capital Stock.

“Quarter-End Certificate”: as defined in the Applicable Pricing Grid

“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Reference Bank Rate”: the arithmetic mean of the rates (rounded upward to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks as of the Specified Time on the Quotation Day for Loans in Dollars and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period; provided that in no event shall the Reference Bank Rate be less than zero.

“Reference Banks”: such banks as may be appointed by the Administrative Agent in consultation with the Borrower and with the consent of such bank.

“Reference Period”: each period of four consecutive fiscal quarters of the Borrower.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Rent Reserve”: with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to three months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report”: reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Reported Banking Services Obligations”: Banking Services Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Banking Services Obligations solely to the extent that the Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 15 days of the Closing Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Closing Date, and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding obligations as of any other date reasonably requested by the Administrative Agent).

“Reported Secured Swap Obligations”: Secured Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Secured Swap Obligations solely to the extent that as of any date of determination, such Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding Swap Obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 30 days of the Closing Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Closing Date and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding Swap Obligations as of any other date reasonably requested by the Administrative Agent).

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: Dilution Reserves, Rent Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), to maintain (including (but without duplication of other reserves or adjustments), Banking Services Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Debt Payment”: as defined in Section 7.8(a).

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender’s Revolving Percentage of the Protective Advances then outstanding.

“Revolving Lender”: each Lender that has a Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“Revolving Termination Date”: May 31, 2020.

“Sanctioned Country”: at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union

or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Satisfaction and Discharge”: as defined in Section 5.1(c).

“Screen Rate”: as defined in the definition of “Eurodollar Base Rate”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Secured Swap Obligations”: Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed (or, if later, the Closing Date) the Borrower (other than for transactions with JPMCB and its Affiliates) and the Lender party thereto or its Affiliate (other than JPMCB) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Security Documents.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, continent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date.

“Specified Acquisition Agreement Representations”: (a) as used in Section 5.1(o), the representations made by or on behalf of the Target in the Acquisition Agreement that are material to the interest of the Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Borrower (or Vector Acquisition Corp.) to close under the Acquisition Agreement or the Borrower (or Vector Acquisition Corp.) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (b) otherwise, with respect to any acquisition contemplated by the Borrower or any Restricted Subsidiary, the representations made by or on behalf of the proposed target of such acquisition in the documentation governing such acquisition (the “Subject Acquisition Agreement”) that are material to the interests of the Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Borrower (or any affiliate thereof) to close under the Subject Acquisition Agreement or the Borrower

(or an affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Subject Acquisition Agreement as a result of a breach of such representations in the Subject Acquisition Agreement.

“Specified Event of Default”: the occurrence of an Event of Default under Section 8(a), 8(b) (with respect to any Borrowing Base Certificate), 8(d) (with respect to any breach of Section 6.2(g) or Section 6.12 of this Agreement or Sections 8.1 or 8.2 of the Guarantee and Collateral Agreement) or Section 8(f).

“Specified Representations”: the representations and warranties of the Borrower and the Subsidiary Guarantors set forth in Sections 4.3(a) and (c), 4.4(a), 4.5 (solely with respect to organizational or governing documents and agreements governing Material Indebtedness), 4.11, 4.14, 4.16, 4.19, 4.20 and 4.24.

“Specified Time”: 11:00 A.M., London time.

“Subordinated Indebtedness”: any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations; provided that, for the avoidance of doubt, Indebtedness under the Term Loan Credit Agreement shall not be considered Subordinated Indebtedness.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: (i) each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary (other than any Immaterial Subsidiary, any CFC Holding Company or any Subsidiary of a Foreign Subsidiary or a CFC Holding Company) and (ii) each other Restricted Subsidiary that is an obligor under or guarantor in respect of the Term Loans or any Permitted Refinancing in respect thereof.

“Supermajority Lenders”: at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender”: JPMCB, in its capacity as a lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount”: as defined in Section 2.7(d).

“Syndication Agent”: the Syndication Agent identified on the cover page of this Agreement.

“Target”: Viasystems Group, Inc., a Delaware corporation.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Administrative Agent”: JPMCB, as administrative agent under the Term Loan Documents, and its successors and assigns.

“Term Loan Credit Agreement”: the Term Loan Credit Agreement, dated as of the date hereof, among the Borrower, the lenders and agents party thereto and the Term Loan Administrative Agent.

“Term Loan Documents”: collectively (a) the Term Loan Credit Agreement, (b) the Term Loan Security Documents, (c) the Intercreditor Agreement, (d) any promissory note evidencing loans under the Term Loan Credit Agreement and (e) any amendment, waiver, supplement or other modification to any of the documents described in clauses (a) through (d).

“Term Loan Security Documents”: the collective reference to the Guarantee and Collateral Agreement (as defined in the Term Loan Credit Agreement), the Mortgages (as defined in the Term Loan Credit Agreement) and all other security documents delivered to the Term Loan Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Term Loan Document.

“Term Loan Obligations Payment Date”: as defined in the Intercreditor Agreement.

“Term Loan Priority Collateral”: as defined in the Intercreditor Agreement.

“Term Loan Representative”: as defined in the Intercreditor Agreement.

“Term Loans”: loans outstanding under the Term Loan Credit Agreement.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions”: collectively, (a) the Acquisition, (b) the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof, (c) the execution, delivery and performance by the Borrower and the other Loan Parties of the Term Loan Credit Agreement, the borrowing of Term Loans thereunder and the use of proceeds thereof, (d) the Existing Indebtedness Refinancing and (e) the Satisfaction and Discharge.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Cash”: unrestricted cash and Cash Equivalents owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Security Documents or the Term Loan Security Documents and Liens of the type referred to in Section 7.3(u) or Section 7.3(x)).

“Unrestricted Subsidiary”: (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 6.11 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(D).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which would not result in either (i) the Revolving Loans of such Lender when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.6) to the sum of (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (y) such Lender’s Swingline Exposure then outstanding and (z) such Lender’s Protective Advance Exposure then outstanding, exceeding the amount of such Lender’s Commitment or (ii) the Total Revolving Extensions of Credit exceeding the lesser of (x) the Total Commitments and (y) the Borrowing Limit, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3; provided that after giving effect to any Loans made, and any Letters of Credit issued, on the Closing Date, Availability on the Closing Date shall be not less than 12.5% of the Total Commitments. During the Revolving Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of Revolving Loans that are ABR Loans to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s Permitted Discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.5) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, as of the date of the making of any Protective Advance, the aggregate amount of outstanding Protective Advances shall not exceed 10% of the Commitments outstanding as of such date; provided further that the Total Revolving Extensions of Credit outstanding any time shall not exceed the Total Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 5.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time (a) the amount equal to (i) the lesser of (x) the Total Commitments and (y) the Borrowing Limit minus (ii) the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Percentage of all outstanding Revolving Loans) exceeds the amount of any Protective Advance and (b) the conditions precedent set forth in Section 5.2 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.3(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Revolving Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Protective Advances then due).

2.4 [Reserved].

2.5 [Reserved].

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the sum of (w) the Swingline Exposure of the Swingline Lender (in its capacity as the Swingline Lender and a Revolving Lender), (x) the aggregate principal amount of outstanding Revolving Loans made by the Swingline Lender (in its capacity as a Revolving Lender), (y) the L/C Exposure of the Swingline Lender (in its capacity as a Revolving Lender) and (z) the Protective Advance Exposure of the Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Commitment then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment and (iii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the Total Revolving Extensions of Credit would exceed the lesser of (x) the Total Commitments and (y) the Borrowing Limit, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make a Swingline Loan it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of

Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) [Reserved].

(c) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(c), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(c), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(e) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(f) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(c) and to purchase participating interests pursuant to Section 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the lesser of (x) the Total Commitments and (y) the Borrowing Limit. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. The application of any prepayment pursuant to this Section 2.10 shall be made first, to ABR Loans and second, to Eurodollar Loans.

2.11 Prepayment of Loans. (a) In the event and on such occasion that (i) the Total Revolving Extensions of Credit exceed the Total Commitments or (ii) the Total Revolving Extensions of Credit (excluding for such purposes Protective Advances) exceed the Borrowing Limit, the Borrower shall promptly (and in any event within two Business Days) prepay (or in the case of L/C Exposure, cash collateralize) the Revolving Loans, L/C Exposure, Swingline Loans and/or (in the case of clause (i) above) the Protective Advances in an aggregate amount equal to such excess (it being understood that the Borrower shall prepay Revolving Loans, Swingline Loans and/or Protective Advances prior to cash collateralization of L/C Exposure).

(b) Any prepayment of Loans pursuant to Section 2.11(a) shall be made upon notice (which shall be irrevocable unless otherwise agreed by the Administrative Agent) delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. The application of any prepayment pursuant to this Section 2.11 shall be made first, to ABR Loans and second, to Eurodollar Loans.

(c) On each Business Day during any Full Cash Dominion Period, the Administrative Agent shall apply, subject to Section 2.17(b), all funds credited to any applicable Collection Account as of 10:00 A.M., New York City time, on such Business Day (whether or not immediately available) and first to prepay any Protective Advances that may be outstanding, second to prepay the Swingline Loans and third to prepay other Revolving Loans (without a corresponding reduction in Commitments).

2.12 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to the Borrower is in existence, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar

Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Revolving Loans that are ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Market Disruption; Inability to Determine Interest Rate. (a) If at the time that the Administrative Agent shall seek to determine the Screen Rate on the Quotation Day for any Interest Period for a Eurodollar Loan, the Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the Eurodollar Base Rate for such Interest Period for such Eurodollar Loan; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if less than two Reference Banks shall supply a rate to the

Administrative Agent for purposes of determining the Eurodollar Base Rate for such Eurodollar Loan, the Administrative Agent shall be deemed to have determined that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate for such Eurodollar Loan and Section 2.16(b)(i) shall apply.

(b) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for a Loan for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for a Loan for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give facsimile or e-mail notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of the circumstances referenced in clause (i) or receives notice from the Required Lenders of the cessation of the circumstances referenced in clause (ii) above), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders, in each case unless otherwise provided in this Agreement.

(b) Any proceeds of Collateral of any Loan Party received by the Administrative Agent (i) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (ii) at any other time, not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11(a)) or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.11(c)), shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements then owing to the Administrative Agent and any Issuing Lender from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then owing to the Lenders from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances owing by or guaranteed by such Loan Party, fourth, to pay the principal of the Protective Advances owing by or guaranteed by such Loan Party, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements, in each case owing or guaranteed by such Loan Party, ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements owing or guaranteed by such Loan Party and to the payment of any amounts owing with respect to Reported Banking Services Obligations and Reported Secured Swap Obligations owing or guaranteed by such Loan Party, ratably, seventh, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit issued on behalf of, or guaranteed by, such Loan Party, to be held as cash collateral for such Obligations, eighth, to the payment of any amounts owing with respect to Banking Services Obligations (other than Reported Banking Services Obligations) and Secured Swap Obligations (other than Reported Secured Swap Obligations) owing or guaranteed by such Loan Party, ratably, ninth, to the payment of any other Obligations owing to the Administrative Agent or any Lender by, or guaranteed by, such Loan Party, ratably, and tenth, any balance remaining after the Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in accordance with the foregoing) shall be paid over to the applicable Loan Party at its account designated for such purpose by written notice by such Loan Party to the Administrative Agent or to whomsoever else may be lawfully entitled to receive the same. The application of any payment pursuant to this Section 2.17(b) shall be made first, to ABR Loans and second, to Eurodollar Loans. Each of the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations to maximize realization of the Collateral (it being understood that, notwithstanding the foregoing, in no event shall be payments be made pursuant to levels “eighth” or “ninth” above prior to the payment in full of all obligations described in levels “first” through “seventh” above). Notwithstanding the foregoing, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, unless otherwise provided by this Agreement.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. During any Full Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.11(c)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations as of 10:00 A.M., New York City time, on the Business Day of receipt, subject to actual collection.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans that are ABR Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(c), 2.7(d), 2.17(e), 2.17(f), 2.19(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)	any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)

in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)	to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) For purposes of this Section 2.19, the term “Lender” includes the Issuing Lender and the Swingline Lender.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure, L/C Exposure or Protective Advance Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure, L/C Exposure and Protective Advance Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure, L/C Exposure and Protective Advance Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Protective Advance Exposure, (y) second, prepay such Swingline Exposure and (z) third, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, L/C Exposure and Protective Advance Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24 Incremental Facilities. (a) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Commitments (any such new or increased Commitments, “Incremental Commitments”) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (x) the amount of such Incremental Commitments and (y) the applicable Increased Facility Closing Date (which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)); provided that (i) with respect to any Increased Facility Closing Date, the Incremental Commitments shall be in a minimum amount of $10,000,000, (ii) the aggregate amount of Incremental Commitments obtained after the Closing Date pursuant to this Section 2.24 shall not exceed $50,000,000 and (iii) Incremental Commitments may be made no more than two times during the term of this Agreement (or such greater number as may be agreed by the Administrative Agent in its sole discretion). No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed or otherwise directed by the Administrative Agent, on each Increased Facility Closing Date, the Borrower shall borrow Revolving Loans under the relevant Incremental Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender.

(d) [Reserved].

(e) It shall be a condition precedent to the availability of any Incremental Commitments that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to the making of such Incremental Commitments, (ii) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Increased Facility Closing Date immediately prior to and immediately after giving effect to the making of such Incremental Commitments, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date and (iii) the Borrower shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent in connection with any Incremental Commitments.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Total Revolving Extensions of Credit would exceed the lesser of the Total Commitments and the Borrowing Limit, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrower, the Issuing Lender or any other Person.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans that are Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Loans that are ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its consolidated Restricted Subsidiaries as of and for the 12 months ended March 30, 2015 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income)) to the consummation of the Transactions and the payment of fees and expenses in connection therewith. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects and on a pro forma basis the estimated financial condition and results of operations of Borrower and its consolidated Restricted Subsidiaries as of and for the 12 months ended at March 30, 2015, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period, as applicable.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Restricted Subsidiaries as at December 31, 2012, December 30, 2013 and December 29, 2014, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at March 30, 2015, and the related unaudited consolidated statement of income, stockholders’ equity and cash flow for the three-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

(c) The audited consolidated balance sheets of the Target and its consolidated Subsidiaries as at December 31, 2012, December 31, 2013 and December 31, 2014, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition of the Target and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Target and its consolidated Subsidiaries as at March 31, 2015, and the related unaudited consolidated statement of income, stockholders’ equity and cash flow for the three-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Target and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

(d) As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP to be reflected on a balance sheet or in the notes thereto and that are not reflected in the most recent financial statements referred to in clauses (b) and (c) above. Except as reflected in filings made by the Borrower or the Target with the SEC since December 29, 2014, during the period from December 29, 2014 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since December 29, 2014, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.3, and the use thereof and the conduct of each of the Group Members does not infringe in any material respect upon the rights of any Person. No material claim has been asserted or is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does the Borrower know of any valid basis for any such material claim.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (ii) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the value of the assets of the Group Members consist of “margin stock” as so defined. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Group Member or any of their ERISA Affiliates; (e) each of the Group Members’ ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement. The present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries; Capital Stock. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except (i) with respect to Capital Stock of Loan Parties, as created by the Loan Documents or the Term Loan Documents and (ii) otherwise, as permitted by this Agreement.

4.16 Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes (including Permitted Acquisitions and other Investments permitted by this Agreement).

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. The statements and information contained in this Agreement, the other Loan Documents, the Confidential Information Memorandum and the other documents, certificates and statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, did not contain as of the date such statements, information, documents or certificates were so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Guarantee and Collateral Agreement, when such Pledged Collateral is delivered (in accordance with the Intercreditor Agreement) to the Administrative Agent or the Term Loan Administrative Agent (together with a properly completed and signed undated endorsement), in the case of Collateral consisting of Deposit Accounts or Securities Accounts, when such Deposit Accounts or Securities Accounts, as applicable, are subject to an Account Control Agreement (as defined in the Guarantee and Collateral Agreement) and in the case of the other Collateral described in the Guarantee and Collateral Agreement that can be perfected by the filing of such financing statement or other filing, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to the Lien of any other Person (except (i) in the case of Collateral other than Capital Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Capital Stock, Liens on such Collateral securing the obligations outstanding under the Term Loan Documents).

(b) Each of the Mortgages, upon execution and delivery by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel legal opinions delivered in connection with such Mortgages, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the Lien of any other Person (except Liens permitted by Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any Subsidiary Guarantor upon which a Mortgage will be granted to the Administrative Agent.

4.20 Solvency. As of the Closing Date and after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

4.21 Senior Indebtedness. The Obligations, and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement, constitute “senior debt” or “senior indebtedness” (or any comparable term) under all Indebtedness that is subordinated or required to be subordinated in right of payment to the Obligations (if applicable).

4.22 Regulation H. Other than as set forth in any flood hazard determination obtained by, or delivered to, the Administrative Agent, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.23 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect thereto.

4.24 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iii) the Intercreditor Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person party thereto.

(b) Acquisition. Substantially concurrently with the occurrence of the Closing Date and the making by each Lender of its initial extension of credit hereunder, the Acquisition shall have been consummated pursuant to the Acquisition Documentation, and no provision thereof shall have been amended or waived, and no consent or direction shall have been given thereunder, in any manner materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of the Arrangers (such consent not to be unreasonably withheld or delayed).

(c) Other Indebtedness.

(i) The Administrative Agent shall have received evidence reasonably satisfactory to it that on or prior to the Closing Date (x) the Term Loan Credit Agreement is in full force and effect and (y) the Borrower received at least $950,000,000 in gross cash proceeds from borrowings under the Term Loan Credit Agreement.

(ii) Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Closing Date, (A) all existing material Indebtedness for borrowed money (other than the Convertible Notes, the Asia Facility and the 2019 Senior Secured Notes) of the Borrower, the Target and their respective Subsidiaries shall have been repaid in full (such repayment, the “Existing Indebtedness Refinancing”), (B) (x) an irrevocable notice of full redemption shall have been sent to the holders of the 2019 Senior Secured Notes in accordance with Section 3.07(e) of the 2019 Senior Secured Notes Indenture providing for redemption in full of the 2019 Senior Secured Notes no later than June 30, 2015 and (y) the amount sufficient to pay and discharge in full the obligations of the Loan Parties under the 2019 Senior Secured Notes on the redemption date set forth in such notice of full redemption shall have been irrevocably deposited with the 2019 Senior Secured Notes Trustee (the actions described in this clause (B), the “Satisfaction and Discharge”) and (C) all Liens granted in connection with the foregoing shall have been terminated such that on the Closing Date, after giving effect to Transactions, none of the Borrower or any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money other than (i) any Indebtedness outstanding under the Term Loan Credit Agreement, (ii) Indebtedness outstanding under this Agreement, (iii) the Convertible Notes and (iv) Indebtedness outstanding under the Asia Facility.

(d) Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and its

Subsidiaries and the Target and its Subsidiaries for the 2012, 2013 and 2014 fiscal years, (iii) unaudited consolidated balance sheets and related statements of income and stockholders’ equity of each of the Borrower and its Subsidiaries and the Target and its Subsidiaries for the fiscal quarter ended March 30, 2015 (in the case of the Borrower and its Subsidiaries) and March 31, 2015 (in the case of the Target and its Subsidiaries) and (iv) statements of cash flows of each of the Borrower and its Subsidiaries and the Target and its Subsidiaries for the three-month period ended on March 30, 2015 (in the case of the Borrower and its Subsidiaries) and March 31, 2015 (in the case of the Target and its Subsidiaries).

(e) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. All costs, fees and expenses required to be paid by the Borrower to the Administrative Agent, the Arrangers, the Documentation Agent and the Lenders in connection with this Agreement (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) and all costs, fees and expenses required to be paid by the Borrower pursuant to the letter agreement, dated as of October 31, 2014, among the Borrower, J.P. Morgan Securities LLC and Barclays Capital Inc. (including the reasonable and documented fees and expenses of legal counsel to the J.P. Morgan Securities LLC and Barclays Capital Inc.) shall have been paid or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement to the extent due and invoiced to the Borrower.

(g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Greenberg Traurig, LLP, counsel to the Borrower and its Restricted Subsidiaries, and certain other local counsel to the Borrower and its Restricted Subsidiaries, each in form and substance reasonably acceptable to the Administrative Agent.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Term Loan Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden or expense) to deliver to the Term Loan Administrative Agent the certificates and undated stock powers required by clause (i) above and the promissory notes and related transfer forms required by clause (ii) above, such certificates, stock powers, promissory notes and/or transfer forms are not delivered as of the Closing Date, delivery of such items (other than any certificates representing the shares of Capital Stock of Domestic Subsidiaries) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent or the Term Loan Representative may agree in its reasonable discretion)).

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden and expense) to satisfy the requirement set forth in this Section 5.1(j), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(k) Mortgages, etc. (i) The Borrower or the applicable Subsidiary Guarantor shall, with respect to each Mortgaged Property, deliver to the Administrative Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Secured Parties, fully executed counterparts of Mortgages, duly executed and acknowledged by the Borrower or such Subsidiary Guarantor, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording of filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by the Intercreditor Agreement, subject to Permitted Liens, against the Mortgaged Properties purported to be covered thereby

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, or in lieu thereof, or existing surveys, together with any affidavits required by the Title Insurance Company as shall be sufficient to enable the Title Insurance Company to remove any standard survey exceptions from the Mortgaged Policies and issue customary survey-dependent endorsements to the applicable Mortgage Policy.

(iii) The Administrative Agent shall have received mortgagee’s title insurance policies in favor of the Administrative Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon, with the priority required by the Intercreditor Agreement, free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Borrower or the applicable Subsidiary Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made). The Administrative Agent shall also have received evidence satisfactory to it that all charges for mortgage recording taxes and all related expenses, if any, have been paid.

(iv) The Administrative Agent shall have received (A) with respect to any Mortgaged Property that contains one or more buildings, a “life-of-loan standard flood hazard determination”, (B) if any of the buildings on such Mortgaged Property is located in a special flood area, a policy of flood insurance that (1) covers each such parcel and the building(s) located thereon, (2) is written in an amount that is reasonably satisfactory to the Administrative Agent and otherwise in compliance with the coverage required with respect to the particular type of property under the National Flood Insurance Act of 1968, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (C) if such Mortgaged Property is located in a special flood hazard area, confirmation that the Borrower has received the notice required pursuant to Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(vi) The Administrative Agent shall have received, with respect to each of the Mortgaged Properties owned on the Closing Date, such local counsel opinions and opinions of counsel in the jurisdiction of organization of the owner of the applicable Mortgaged Properties.

Notwithstanding anything to the contrary contained in this Section 5.1(k), if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(k) and such requirements are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent or the Term Loan Representative may agree in its reasonable discretion)).

(l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer in the form of Exhibit L.

(m) Insurance. The Administrative Agent shall have received insurance certificates with respect to Inventory satisfying the requirements of Section 5.12 of the Guarantee and Collateral Agreement.

(n) Specified Representations. Each of the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been so true and correct in all material respects (or in all respects if qualified by materiality) on and as of such earlier date.

(o) Specified Acquisition Agreement Representations. Each of the Specified Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Acquisition Agreement Representations shall have been true and correct in all respects as of such earlier date.

(p) Local Law Pledge Documents. The Administrative Agent shall have received, solely with respect to the Capital Stock of any material Foreign Subsidiary that is a Wholly Owned Subsidiary of any Loan Party that constitutes Collateral, (i) all local law pledge, charge or similar agreements in respect of such Capital Stock in favor of the Administrative Agent for the benefit of the Secured Parties as the Administrative Agent shall reasonably request, in each case duly executed and delivered by the relevant Loan Party and the Administrative Agent, (ii) all other documentation and instruments the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such Capital Stock under the relevant local law that is prior and superior in right to the Lien of any other Person (except Liens arising under the Term Loan Security Documents) and (iii) local law opinions relating to such local law pledge, charge or similar agreement, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 5.1(p), if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(p) and such requirements are not satisfied by the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent or the Term Loan Representative may agree in its reasonable discretion)).

(q) PATRIOT Act. The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about any Loan Party reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(r) Target Material Adverse Effect. (i) Except as set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as of the Acquisition Signing Date) or as set forth in the Company SEC Reports (as defined in the Acquisition Agreement as of the Acquisition Signing Date) filed from and after January 1, 2014 and prior to the date of the Acquisition Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company SEC Reports that are forward looking in nature), but only to the extent such disclosure is reasonably apparent from a reading of such Company SEC Reports that such disclosure relates to Section 4.10(b) of the Acquisition Agreement, since December 31, 2013, through the date of the Acquisition Agreement, there has not been an event, occurrence, condition, change, development, state of facts or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Since the date of the Acquisition Agreement, there shall not have been any event, occurrence, condition, change, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

(s) Inventory Appraisal and Field Examination. The Administrative Agent shall have received (i) a field examination conducted by the Administrative Agent or its designee of the Accounts, Inventory and related working capital matters of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) and of the related data processing and other systems of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries ), the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion and (ii) an appraisal of the Inventory of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) from a firm (or firms) satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion.

(t) Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate, prepared as of April 27, 2015; provided that with respect to the Target, the information set forth in such Borrowing Base Certificate shall be generally consistent with the information provided by the Target under the Existing Target Credit Facility.

(u) Deposit Account Control Agreements. The Administrative Agent shall have received Deposit Account Control Agreements required to be delivered pursuant to the Guarantee and Collateral Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden and expense) to satisfy the requirement set forth in this Section 5.1(u), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date and other than with respect to any Protective Advance) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder (other than the initial extensions of credit on the Closing Date and other than with respect to a Protective Advance) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and, in the case of Sections 6.3 through 6.8, 6.10, and 6.13, shall cause each of its Restricted Subsidiaries to and, in the case of Section 6.12, shall cause each of its Domestic Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, on behalf of each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG, LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such quarter and/or the portion of the fiscal year through the end of such quarter, as required by applicable SEC rules, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c) during any period commencing on a day (a) on which a Specified Event of Default has occurred and is continuing or (b) occurring on or after January 1, 2016, on which Availability is less than the greater of (i) 12.5% of the Total Commitments and (ii) $18,750,000 and continuing until any later date on which (x) no Specified Event of Default shall be continuing and (y) on any such date occurring on or after January 1, 2016, Availability shall have exceeded the threshold set forth in clause (b) above for at least 30 consecutive days, as soon as available, but in any event not later than 30 days after the end of each calendar month of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(d) if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under clause (a), (b) or (c) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clause (a), (b) or (c) above, as applicable) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower, together with an explanation of reconciliation adjustments in reasonable detail.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), (b), (c) or (d) or Section 6.2(c) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such documents are filed of record with the SEC; provided that, upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2 Certificates; Borrowing Base; Other Information. Furnish to the Administrative Agent, on behalf of each Lender:

(a) [reserved];

(b) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer, which Compliance Certificate shall (x) include a statement that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (y) in the case of quarterly or annual financial statements, set forth, in reasonable detail, the calculation of the Consolidated Fixed Charge Coverage Ratio for the Reference Period ending as of the last day of the fiscal year or fiscal quarter for which financial statements are being delivered pursuant to Section 6.1 and (ii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (x) a description of any change in the jurisdiction of organization of any Loan Party, (y) a list of any material Intellectual Property acquired or created by any Loan Party and (z) a description of any Person that has become a Group Member, a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the fourth fiscal quarter of each fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g) as soon as available but in any event within 20 Business Days of the end of each calendar month (or within five Business Days of the end of each week during a Full Cash Dominion Period), as of the last day of the period then ended, a Borrowing Base Certificate, the information supporting the Borrowing Base calculation required by the Borrowing Base Certificate (including the information set forth on the schedule of reporting requirements attached thereto (in each case as modified from time to time by the Administrative Agent in its Permitted Discretion)) and any additional reports or information with respect to the Borrowing Base as the Administrative Agent may reasonably request; and

(h) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain such property could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations. (a) (i) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the Borrower if requested by the Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (x) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(b) and (y) the Administrative Agent shall not exercise rights under this Section 6.6(b) more often than one time during any calendar year.

(b) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will cooperate with an appraiser selected and engaged by the Administrative Agent to provide Inventory appraisals or updates thereof, prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include information required by applicable law and regulations; provided that (i) if a Specified Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals and (ii) if Availability is less than or equal to the greater of (x) 20% of the Total Commitments and (y) $30,000,000 for a period of five consecutive Business Days, the Loan Parties will cooperate with the Administrative Agent to provide such appraisals (at the request of the Administrative Agent) up to two times during the twelve month period commencing with any month during which clause (ii) is triggered. For purposes of this Section 6.6(b), it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be commenced upon reasonable notice to the Borrower and performed during normal business hours of the Borrower, and all reasonable out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties.

(c) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent or its designee to conduct a field examination to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided that (i) if a Specified Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such field examinations and (ii) if Availability is less than or equal to the greater of (x) 20% of the Total Commitments and (y) $30,000,000 for a period of five consecutive Business Days, the Loan Parties will permit the Administrative Agent to conduct such examinations (at the request of the Administrative Agent) up to two times during the twelve month period commencing with any month during which clause (ii) above is triggered. For purposes of this Section 6.6(c), it is understood and agreed that (i) a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) the Administrative Agent shall use commercially reasonable efforts to coordinate any such field exams. All such field examinations shall be commenced upon reasonable notice to the Borrower and performed during normal business hours of the Borrower, and all reasonable out-of-pocket costs of such field examinations shall be at the sole expense of the Loan Parties.

6.7 Notices. Promptly give notice to the Administrative Agent, on behalf of each Lender, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) (i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request; and

(e) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for events or matters that could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9 [Reserved].

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (w) any property described in paragraph (b), (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 7.3(g), (y) so long as the Term Loan Obligations Payment Date has not occurred, any Term Loan Priority Collateral as to which the Term Loan Representative determines, in its reasonable discretion and in consultation with the Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby) and (z) any property (other than Term Loan Priority Collateral) as to which the Administrative Agent determines, in its reasonable discretion and in consultation with the Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such property with the priority required by the Intercreditor Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Loan Party (including a Person that owns such real property and becomes a Loan Party pursuant to this Section 6.10) (other than (i) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (ii) any real property as to which the Administrative Agent (or, so long as the Term Loan Obligations Payment Date has not occurred, the Term Loan Representative) determines, in its reasonable discretion and in consultation with the Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby), within sixty (60) days after the acquisition thereof (or such later date as the Administrative Agent (or, so long as the Term Loan Obligations Payment Date has not occurred, the Term Loan Representative) shall agree to in its sole discretion) execute and deliver to the Administrative Agent the documents and instruments required under Section 5.1(k) (including any legal opinions as the Administrative Agent may reasonably request).

(c) With respect to any new Domestic Subsidiary (other than any Immaterial Subsidiary, any CFC Holding Company or any Subsidiary of a Foreign Subsidiary or of a CFC Holding Company) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include (1) any existing Subsidiary (other than an Immaterial Subsidiary) that becomes a Domestic Subsidiary that is not a CFC Holding Company or a Subsidiary of a Foreign Subsidiary or a CFC Holding Company and (2) any existing Subsidiary that ceases to be an Immaterial Subsidiary (and that is not a CFC Holding Company)), within thirty (30) days after the creation or acquisition of such new Domestic Subsidiary (or such later date as the Administrative Agent (or, so long as the Term Loan Obligations Payment Date has not occurred, the Term Loan Representative) shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest with the priority required by the Intercreditor Agreement in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) subject to the Intercreditor Agreement, deliver to the

Administrative Agent the certificates representing such Capital Stock, together with undated endorsements, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest with the priority required by the Intercreditor Agreement in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) subject to the Intercreditor Agreement, to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new CFC Holding Company or Foreign Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (d), shall include any existing Subsidiary that becomes a CFC Holding Company or a Foreign Subsidiary), within sixty (60) days after the creation or acquisition of such new CFC Holding Company or Foreign Subsidiary (or such later date as the Administrative Agent (or, so long as the Term Loan Obligations Payment Date has not occurred, the Term Loan Representative) shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest with the priority required by the Intercreditor Agreement in the Capital Stock of such CFC Holding Company or Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such CFC Holding Company or Foreign Subsidiary be required to be so pledged), (ii) subject to the Intercreditor Agreement, deliver to the Administrative Agent the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party and take such other action as the Administrative Agent deems necessary or reasonably advisable to perfect the Administrative Agent’s security interest therein; provided, that such Loan Party shall be required to provide a local law pledge agreement with respect to such Capital Stock (and local law opinions relating to such local law pledge agreement, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent) as reasonably requested by the Administrative Agent.

6.11 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that:

(a) both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b) after giving effect to such designation (and clause (c) below), the Borrower is in compliance with the financial covenant set forth in Section 7.1 of the Term Loan Credit Agreement (or prior to the first testing of such financial covenant, the pro forma Consolidated Leverage Ratio for the Applicable Reference Period is no greater than 4.50 to 1.00;

(c) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.11;

(d) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as an “Unrestricted Subsidiary” under the Term Loan Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the Term Loans) and in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as a “Restricted Subsidiary” under the Term Loan Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the Term Loans).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

6.12 Deposit Account Control Agreements. With respect to any new Deposit Account opened by a Loan Party after the Closing Date, deliver to the Administrative Agent any Deposit Account Control Agreement required to be delivered pursuant to the Guarantee and Collateral Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

6.13 Post-Closing Covenants. (a) Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Section 5.1(i), 5.1(j), 5.1(k), 5.1(p) and 5.1(u) within the time period set forth in the applicable Section.

(b) No later than 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.12 of the Guarantee and Collateral Agreement.

(c) No later than 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received an Acceptable Field Examination and an Acceptable Inventory Appraisal.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Consolidated Fixed Charge Coverage Ratio. During any period commencing on a date (each a “Commencement Date”) (a) on which a Specified Event of Default has occurred and is continuing or (b) occurring on or after January 1, 2016 on which Availability is less than the greater of (i) 10% of the Total Commitments and (ii) $15,000,000, and continuing until any later date on which (x) no Specified Event of Default shall be continuing and (y) on any such date occurring on or after January 1, 2016, Availability shall have exceeded the threshold set forth in clause (b) above for at least 30 consecutive days, permit the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period in effect at any such time (including, for the avoidance of doubt, the Applicable Reference Period in effect on the applicable Commencement Date) to be less than 1.00 to 1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under this Agreement;

(b) (i) Indebtedness of the Loan Parties under the Term Loan Credit Agreement in an aggregate amount not to exceed $1,150,000,000, plus an additional amount so long as at the time of incurrence thereof and after giving effect thereto (excluding from Unrestricted Cash in the making of such pro forma calculation the proceeds of such additional Indebtedness), the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence of such additional Indebtedness, is not greater than 2.25:1.00 and (ii) and any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness of (i) the Borrower to any Restricted Subsidiary, (ii) any Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary and (iii) any Restricted Subsidiary that is not a Subsidiary Guarantor to any other Restricted Subsidiary that is not a Subsidiary Guarantor; provided that (x) any Indebtedness of any Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (y) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Guarantee and Collateral Agreement;

(d) Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates and (ii) any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party shall be permitted to the extent permitted pursuant to Section 7.7(g)(iii), Section 7.7(h) or Section 7.7(s);

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $25,000,000 and (ii) 1.00% of Consolidated Total Assets (as of the date incurred);

(g) Indebtedness representing deferred compensation to employees or directors of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(h) Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i) Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j) Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(k) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m) Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

(n) Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other Investments permitted under Section 7.7 or Dispositions permitted under Section 7.5;

(o) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (y) with respect to any Indebtedness of any Person that becomes a Restricted Subsidiary or that is merged or consolidated with or into the Borrower or a Restricted Subsidiary, such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person and any of its Subsidiaries) and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that after giving effect to the applicable acquisition (or merger or consolidation) or such assumption of Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such acquisition (or merger or consolidation) or assumption, is not in excess of 3.25 to 1.00; provided further that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(o), together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under Section 7.2(v), shall not exceed $50,000,000 at any time;

(p) Indebtedness of any Restricted Subsidiary to the Borrower or any other Loan Party to the extent such Indebtedness is permitted by Section 7.7(g)(iii), Section 7.7(h) or Section 7.7(s); provided that any such Indebtedness owed to a Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Guarantee and Collateral Agreement;

(q) Indebtedness of the Borrower in respect of the 2015 Convertible Notes in an aggregate principal amount not to exceed $32,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(r) Indebtedness of the Borrower in respect of the 2020 Convertible Notes in an aggregate principal amount not to exceed $250,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness of any Restricted Subsidiaries that are not Loan Parties under the Asia Facility in an aggregate outstanding principal amount not to exceed the greater of (i) $150,000,000 and (ii) the sum of (x) 85% of “eligible accounts” (which shall be determined in accordance with the then-existing market eligibility criteria applicable to secured asset-based lenders in the applicable foreign jurisdictions) and (y) 50% of “eligible inventory” (which shall be determined in accordance with the then-existing market eligibility criteria and advance rates applicable to secured asset-based lenders in the applicable foreign jurisdictions), and any Permitted Refinancing Indebtedness in respect thereof;

(t) (i) Permitted Additional Junior Lien Indebtedness of any Loan Party so long as, at the time of incurrence of such Permitted Additional Junior Lien Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), is not in excess of 3.25 to 1.00; provided that (x) immediately prior to and immediately after giving effect to the incurrence of any Permitted Additional Junior Lien Indebtedness under this Section 7.2(t), no Default or Event of Default shall have occurred and be continuing and (y) the Borrower will, on the date of incurrence of such Indebtedness in a principal amount in excess of $10,000,000, deliver to the Administrative Agent a certificate of a Responsible Officer, dated such date, confirming the satisfaction of the conditions set forth above and attaching a reasonably detailed calculation of the Consolidated Leverage Ratio on a Pro Forma Basis as of the applicable date identifying the Permitted Additional Junior Lien Indebtedness being incurred and specifying that it is being incurred pursuant to this Section 7.2(t) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u) (i) Permitted Unsecured Indebtedness of any Loan Party so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), is not in excess of 3.25 to 1.00; provided that (x) immediately prior to and immediately after giving effect to the incurrence of any Permitted Unsecured Indebtedness under this Section 7.2(u), no Default or Event of Default shall have occurred and be continuing and (y) the Borrower will, on the date of incurrence of such Indebtedness in a principal amount in excess of $10,000,000, deliver to the Administrative Agent a certificate of a Responsible Officer, dated such date, confirming the satisfaction of the conditions set forth above and attaching a reasonably detailed calculation of the Consolidated Leverage Ratio on a Pro Forma Basis as of the applicable date identifying the Permitted Unsecured Indebtedness being incurred and specifying that it is being incurred pursuant to this Section 7.2(u) and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(v) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $50,000,000 at any one time outstanding; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(v), together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under Section 7.2(o), shall not exceed $50,000,000 at any time;

provided that notwithstanding anything to the contrary in this Section 7.2, no Loan Party shall have any Guarantee Obligations in respect of Indebtedness of a Restricted Subsidiary incurred pursuant to Section 7.2(s).

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, supplier and other trade contracts (other than for borrowed money), leases, statutory obligations (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets (and any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased; provided further that in the event that purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h) (i) Liens on the Collateral created pursuant to the Security Documents (or any ABL Security Documents (as defined in the Intercreditor Agreement)), (ii) Liens on cash granted in favor of any Lenders and/or the Issuing Lender created as a result of any requirement to provide cash collateral pursuant to this Agreement and (iii) subject to the Intercreditor Agreement, Liens on the Collateral created pursuant to the Term Loan Security Documents (or any Term Loan Security Documents (as defined in the Intercreditor Agreement));

(i) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(j) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k) Liens in favor of any Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents;

(l) Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m) any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n) Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o) Liens on property (including Capital Stock) existing at the time of the permitted acquisition of such property by any Group Member to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(o)) that such Liens secured, immediately prior to such permitted acquisition; provided further that after giving effect to any such permitted acquisition and such Indebtedness or other obligations, the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50 to 1.00;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of business and permitted by this Agreement;

(q) non-exclusive licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(v) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w) Liens of any Restricted Subsidiary that is not a Loan Party securing Indebtedness incurred pursuant to Section 7.2(s);

(x) Liens on the Collateral securing the Permitted Additional Junior Lien Indebtedness or any Permitted Refinancing Indebtedness in respect thereof; provided that the Liens on the Collateral securing the Permitted Additional Junior Lien Indebtedness or any such Permitted Refinancing Indebtedness shall be (i) junior, with respect to the ABL Priority Collateral, to the Liens on the Collateral securing the Obligations and (ii) subject to the Intercreditor Agreement or such other intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(y) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $50,000,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided, that when any Subsidiary Guarantor is merging with or into another Restricted Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving corporation or the continuing or surviving corporation shall, substantially simultaneously with such merger or consolidation, become a Subsidiary Guarantor);

(b) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than the Borrower) in order to effect an Investment permitted pursuant to Section 7.7; provided that if such Restricted Subsidiary is a Subsidiary Guarantor the continuing or surviving Person shall be a Subsidiary Guarantor;

(c) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(d) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of surplus, outdated, obsolete or worn out property (other than accounts receivable or inventory) in the ordinary course of business;

(b) Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f) Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h) non-exclusive licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(i) the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j) licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(k) Dispositions to any Group Member; provided that any such Disposition involving a Restricted Subsidiary that is not a Subsidiary Guarantor shall be made in compliance with Sections 7.7 and 7.9;

(l) (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.7, (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6 and (iii) Dispositions set forth on Schedule 7.5(l); and

(m) other Dispositions of assets (including Capital Stock); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $15,000,000, it shall be for fair market value (determined as if such Disposition was consummated on an arm’s-length basis) (provided that any such Disposition of Eligible Accounts or Eligible Inventory shall be for fair market value, with fair market value being in no event less than the value ascribed to such assets in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g)), (ii) at least 75% of the total consideration for any such Disposition in excess of $15,000,000 received by the Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents, (iii) no Default or Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Default or Event of Default exists) and (iv) if any Eligible Inventory or Eligible Accounts are sold pursuant to this Section 7.5(m) in any Disposition or series of related Dispositions and the fair market value (determined as if such Disposition was consummated on an arm’s-length basis) (provided that any such Disposition of Eligible Accounts or Eligible Inventory shall be for fair market value, with fair market value being in no event less than the value ascribed to such assets in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g)) of such assets is in excess of $10,000,000, the Borrower shall have delivered to the Administrative Agent a pro forma Borrowing Base Certificate, modified to give effect to such Dispositions so that the Administrative Agent may determine whether any prepayment is necessary to comply with Section 2.11(a); provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 365 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.5(m) that is at that time outstanding, not to exceed $25,000,000 (with the fair market value of each item of

Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Borrower and the other Loan Parties);

(b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

(c) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in shares of Qualified Capital Stock;

(d) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Borrower;

(e) the Borrower may acquire its Capital Stock upon the exercise of stock options for such Capital Stock of the Borrower if such Capital Stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Capital Stock held by, any current or former director, officer or employee of any Group Member;

(f) the Borrower may convert or exchange any of its Capital Stock for or into Qualified Capital Stock;

(g) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments; provided that either (i) after giving effect to such Restricted Payment as if it occurred on the first day of the Pro Forma Period, Availability at all times during the Pro Forma Period shall have been at least the greater of (x) 20% of the Total Commitments and (y) $30,000,000 or (ii) after giving effect to such Restricted Payment (x) as if it occurred on the first day of the Pro Forma Period, Availability at all times during the Pro Forma Period shall have been at least the greater of (1) 15% of the Total Commitments and (2) $22,500,000 and (y) the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, shall be at least 1.00 to 1.00; and

(h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make additional Restricted Payments in an aggregate amount, together with the aggregate amount of Restricted Debt Payments made under Section 7.8(a)(iv) on or prior to such date, not to exceed $15,000,000;

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2 (other than any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to Section 7.2(d), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(g)(iii), Section 7.7(h) or Section 7.7(s));

(d) loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $2,000,000 at any one time outstanding;

(e) the Acquisition;

(f) Investments in assets useful in the business of the Borrower and its Restricted Subsidiaries, other than current assets, made by any Group Member with the proceeds of any Reinvestment Deferred Amount (as defined in the Term Loan Credit Agreement as of the Closing Date);

(g) intercompany Investments (i) by any Group Member in any Loan Party, (ii) by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary that is not a Subsidiary Guarantor and (iii) by any Group Member in any Restricted Subsidiary; provided that (x) the aggregate amount of Investments by Loan Parties pursuant to clause (iii) shall not exceed $25,000,000 at any one time outstanding and (y) any such Investments in the form of intercompany loans by any Loan Party to any Restricted Subsidiary that is not a Subsidiary Guarantor shall be evidenced by notes that have been pledged to the Administrative Agent for the benefit of the Secured Parties;

(h) any Permitted Acquisition or other Investment; provided that (i) no Specified Event of Default shall have occurred and be continuing or would result therefrom and (ii) either (x) after giving effect to such Permitted Acquisition or other Investment as if it occurred on the first day of the Pro Forma Period, Availability at all times during the Pro Forma Period shall have been at least the greater of (1) 20% of the Total Commitments and (2) $30,000,000 or (y) after giving effect to such Permitted Acquisition or other Investment (1) as if it occurred on the first day of the Pro Forma Period, Availability at all times during the Pro Forma Period shall have been at least the greater of (A) 15% of the Total Commitments and (B) $22,500,000 and (2) the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis (whether or not such Permitted Acquisition or other Investment is a Material Acquisition), shall be at least 1.00 to 1.00;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(j) Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k) Investments existing on the date hereof and set forth on Schedule 7.7(k) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.7(k) is not increased from the amount of such Investment on the Closing Date;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with any Restricted Subsidiary, in each case in accordance with Section 7.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p) Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto);

(q) mergers and consolidations permitted under Section 7.4 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are Wholly Owned Subsidiaries;

(r) [reserved]; and

(s) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $15,000,000 during the term of this Agreement.

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness (any of the foregoing, a “Restricted Debt Payment”) other than:

(i) refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(ii) payments of or in respect of Junior Indebtedness made solely with Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock;

(iii) prepayments of intercompany Junior Indebtedness permitted hereunder owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that no prepayment of any Junior Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be permitted so long as a Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed, together with the aggregate amount of Restricted Payments made pursuant to Section 7.6(h), $15,000,000 over the term of this Agreement;

(v) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Debt Payments; provided that either (i) after giving effect to such Restricted Debt Payment as if it occurred on the first day of the Pro Forma Period, Availability at all times during the Pro Forma Period shall have been at least the greater of (x) 20% of the Total Commitments and (y) $30,000,000 or (ii) after giving effect to such Restricted Debt Payment (x) as if it occurred on the first day of the Pro Forma Period, Availability at all times during the Pro Forma Period shall have been at least the greater of (1) 15% of the Total Commitments and (2) $22,500,000 and (y) the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, shall be at least 1.00 to 1.00.

Notwithstanding anything to the contrary contained in this Section 7.8(a), in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness (other than any such amendment, modification, waiver or other change that would not materially and adversely affect the interests of the Lenders).

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Loan Parties and (y) transactions between or among the Borrower and its Restricted Subsidiaries consistent with past practices and made in the ordinary course of business) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors; (iv) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof and, to the extent entered into after the Closing Date and providing an annual base salary or severance payments in excess of $500,000, approved by the Borrower’s Board of Directors; (v) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purpose of improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d) and (vii) transactions disclosed in the Borrower’s SEC filings made prior to the Closing Date.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless (a) the Disposition of the property subject to such transaction is permitted by Section 7.5 and the Borrower or the applicable Restricted Subsidiary would be entitled to incur Liens with respect to such transaction pursuant to Section 7.3 and Indebtedness in an amount equal to the Attributable Indebtedness with respect to such transaction pursuant to Section 7.2 and (b) the Net Cash Proceeds received by the applicable Group Member in connection with such transaction are at least equal to the fair market value (as determined by the board of directors of the Borrower or a member of the senior management of the Borrower) of such property; provided that the aggregate amount of consideration paid to the Group Members (and the aggregate principal amount of any Attributable Indebtedness) in respect of transactions permitted under this Section 7.10 shall not exceed $25,000,000.

7.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member and (c) Swap Agreements in existence as of the Closing Date and reflected in the Borrower’s filings with the SEC.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than the Monday closest to December 31 or change the Borrower’s method of determining fiscal quarters, in each case without the consent of the Administrative Agent.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement, the other Loan Documents, the Term Loan Documents and the documentation governing the Asia Facility, (ii) any agreement governing any Indebtedness incurred pursuant to Section 7.2 to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and in any event so long as such agreement is not more restrictive than the Loan Documents and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans, the Term Loans or Indebtedness incurred pursuant to Section 7.2, in each case, with respect to this clause (iii), so long as any such agreement is not more restrictive than the Loan Documents, the Term Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such prohibition or limitation applies only to such Restricted Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be and (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement, the other Loan Documents, the Term Loan Documents or the documentation governing the Asia Facility, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type and is no more restrictive than the Loan Documents or (C) any agreement governing Permitted Refinancing Indebtedness in respect of the Loans, any Term Loans or any other Indebtedness incurred pursuant to Section 7.2, in each case so long as any such agreement is not more restrictive than the Loan Documents, the Term Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (ii) any encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any encumbrance or restriction applicable to a Restricted Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Restricted Subsidiary in effect at the time such Person becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be and (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder.

7.15 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related, ancillary or complementary thereto.

7.16 Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Restricted Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

7.17 Use of Proceeds. Request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.13 of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of (i) five Business Days if such breach relates to the terms or provisions of Section 6.2(g) or Section 6.12 of this Agreement or the terms or provisions of Sections 8.1 or 8.2 of the Guarantee and Collateral Agreement and (ii) 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders if such breach relates to the terms or provisions of any other Section or this Agreement or any other Loan Document; or

(e) any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (and, for the avoidance of doubt, as required by the Intercreditor Agreement), except (i) the release thereof as provided in the applicable Loan Document or Section 10.14 or (ii) as a result of the failure of the Administrative Agent (or its agent or bailee in accordance with the Intercreditor Agreement) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement; or

(j) the guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(k) the subordination provisions contained in any Subordinated Indebtedness with an aggregate principal amount in excess of $50,000,000 shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(l) a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. No Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s (respectively) own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. (a) Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents,

advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

(b) Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use and not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and severally indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.7 Indemnification. The Lenders agree to severally indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing;

provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Arrangers, Syndication Agent and Documentation Agents. None of the Arrangers, the Syndication Agent or the Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders” or “Supermajority Lenders” without the written consent of each Lender or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender, (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.17 without the written consent of each Lender adversely affected thereby; (vi) modify the definition of “Borrowing Limit” or increase the advance rates set forth in the definition of “Borrowing Base” or add new categories of eligible assets, without the written consent of the Supermajority Lenders; (vii) modify eligibility criteria, as such eligibility criteria are in effect on the Closing Date (including adding new categories of eligible assets or eliminating any category of the Reserves in effect on the Closing Date; provided, however, that, for the avoidance of doubt, notwithstanding anything in this Section 10.1 to the contrary, the Administrative Agent may, in its Permitted Discretion and without the consent of any other Lenders, eliminate any category of Reserve that was added after the Closing Date by the Administrative Agent) in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders; (viii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (ix) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) the Loan Documents may be amended in accordance with Section 2.24.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	TTM Technologies, Inc. 1665 Scenic Avenue, Suite 250 Costa Mesa, California 92626
Attention: Todd Schull
Facsimile: (714) 784-3712 E-mail: todd.schull@ttmtech.com

with a copy to:	Greenberg Traurig, LLP 2375 E. Camelback Road, Suite 700 Phoenix, Arizona 85016 Attention: Bruce E. Macdonough Brian H. Blaney Facsimile: (602) 445-8100 E-mail: Macdonoughb@gtlaw.com Blaneyb@gtlaw.com

Administrative Agent:	JPMorgan Chase Bank, N.A. 3 Park Plaza, Suite 900 Irvine, California 92614
Attention: James Fallahay
Facsimile: (949) 471-9872
E-mail: james.m.fallahay@chase.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers and, if necessary, one local counsel in each applicable jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders and including all costs and expenses incurred during any workout, restructuring or negotiations (it being understood that expenses reimbursed by the Borrower under this Section 10.5 shall include costs and expenses incurred in connection with (1) appraisals, environmental reviews and insurance reviews, (2) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination and (3) forwarding loan proceeds, collecting checks and other items of payment and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral); provided that fees, disbursements and other charges of counsel set forth in this clause (b) shall be limited to fees, disbursements and other charges of (i) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (ii) if necessary, one local counsel required in any relevant local jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel, (iii) additional counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) and (iv) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, where the Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Lender and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Lender and one firm of special regulatory counsel for such affected Lender, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender, each Arranger and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees, disbursements and other charges of legal counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, and one firm of special regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where an Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee and one firm of special regulatory counsel for such affected Indemnitee)) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents pursuant to a claim initiated by the Borrower, and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents pursuant to a claim initiated by the Borrower. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Todd Schull (Facsimile No. (714) 784-3712), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any

Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)	the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)	the Administrative Agent;

(C)	the Swingline Lender; and

(D)	the Issuing Lender.

(ii)	Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing, to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e) [Reserved].

(f) The list of Disqualified Lenders (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than indemnification or reimbursement obligations under Sections 2.18, 2.19(a), 2.19(d) or 2.20 for which the Borrower has not been notified and contingent indemnification obligations, Banking Services Obligations and Secured Swap Obligations) shall have been paid in full and the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender and the Administrative Agent), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers or (k) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Borrower represents and warrants that it and its Subsidiaries either (i) have no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b), along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities. For the avoidance of doubt, the Projections and monthly financial statements provided pursuant to Section 6.1(c) shall not be posted to Public-Siders.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public-Siders. If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws.

The Administrative Agent agrees (i) to keep confidential the rates to be used in the calculation of the Reference Bank Rate supplied by each Reference Bank pursuant to or in connection with this Agreement and (ii) that it has developed procedures to ensure that such rates are not submitted by the Reference Banks to, or shared with, any individual who is formally designated as being involved in the ICE LIBOR submission process; provided that such rates may be shared with the Borrower and any of its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates, subject to an agreement by the recipient thereof to comply with the provisions of this Section as if it were the Administrative Agent; provided further that, for the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 2.15(a).

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18 Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent (a) to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such intercreditor agreement. Each Lender acknowledges that the Intercreditor Agreement governs, among other things, Lien priorities and rights of the Lenders and the Term Loan Secured Parties (as defined in the Intercreditor Agreement) with respect to the Collateral, including the Term Loan Priority Collateral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TTM TECHNOLOGIES, INC.

By:	/s/ Todd B. Schull
Name:	Todd B. Schull
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ James Fallahay
Name:	James Fallahay
Title:	Vice President

[Signature Page to ABL Credit Agreement]

BARCLAYS BANK PLC, as Syndication Agent and as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

[Signature Page to ABL Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and as a Lender

By:	/s/ Michael Fabiano
Name:	Michael Fabiano
Title:	Director

[Signature Page to ABL Credit Agreement]

HSBC SECURITIES (USA) INC., as Documentation Agent

By:	/s/ Nancy M. DelGenio
Name:	Nancy M DelGenio
Title:	Managing Director

HSBC BANK USA, N.A., as a Lender

By:	/s/ Curtis F. Vega
Name:	Curtis F. Vega
Title:	Senior Vice President

[Signature Page to ABL Credit Agreement]